The full-text of the UNCITRAL Arbitration Proceedings CME Czech Republic B.V. (Netherlands) vs. The Czech Republic and the full-text of the UNCITRAL Arbitration Proceedings between Ronald S. Lauder and The Czech Republic have been posted onto the following website: www.cnts.cz.